Exhibit 99.1

AAR reports first quarter fiscal year 2025 results

•	First quarter sales of $662 million, up 20% over the prior year

•	First quarter GAAP diluted earnings per share of $0.50 compared to a loss per share of $0.02 in Q1 FY2024

•	First quarter adjusted diluted earnings per share of $0.85, up 9% from $0.78 in Q1 FY2024

•	Sales growth of 20% in both our commercial and government businesses

Wood Dale, Illinois, September 23, 2024 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported first quarter fiscal year 2025 consolidated sales of $661.7 million and net income of $18.0 million, or $0.50 per diluted share. For the first quarter of the prior year, the Company reported sales of $549.7 million and a net loss of $0.6 million, or $0.02 per diluted share. Our adjusted diluted earnings per share in the first quarter of fiscal year 2025 were $0.85, compared to $0.78 in the first quarter of the prior year.

Consolidated first quarter sales increased 20% over the prior year quarter. Our consolidated sales to commercial customers and to government customers both increased 20% over the prior year quarter. These increases were primarily due to the acquisition of the Product Support business and organic growth. Sales to commercial customers were 71% of consolidated sales in both the current and prior year quarters.

“During the quarter, we continued to execute well across the company. We drove 26% organic growth in our new parts distribution activities, had strong operational performance in our hangars and saw a return to growth in our government business. The quarter also included meaningful contributions from Trax, and the recent Product Support acquisition continues to exceed our expectations,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

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Selling, general, and administrative expenses were $75.9 million in the current quarter, compared to $74.7 million in the prior year quarter. Acquisition, amortization, and integration expenses were $7.1 million in the current quarter compared to $2.9 million in the prior year quarter.

Operating margins were 6.6% in the current quarter, compared to 4.6% in the prior year quarter. Adjusted operating margin increased from 7.3% in the prior year quarter to 9.1% in the current year quarter. The improved adjusted margin over the prior year is primarily driven by the favorable contribution from the recently acquired Product Support business as well as improved execution.

During and subsequent to the quarter, we received multiple new contract awards, including:

•	Five-year firm fixed price IDIQ contract with an aggregate ceiling value of approximately $1.2 billion from the U.S. Navy’s Naval Air Systems Command (NAVAIR) to perform engine depot maintenance and repair for its P-8A Poseidon Aircraft fleet

•	Five-year firm fixed price IDIQ contract with an aggregate ceiling value of approximately $1.2 billion by NAVAIR to perform P-8A Poseidon depot airframe maintenance and depot field team support for the U.S. Navy, government of Australia, and foreign military sales customers

•	Multiple, long-term distribution agreements with Ontic that expand our support across various government and commercial platforms

Net interest expense for the quarter was $18.3 million, compared to $5.4 million last year, primarily due to increased debt levels as a result of funding the Product Support acquisition. Average diluted share count increased from 35.1 million shares in the prior year quarter to 35.6 million shares in the current year quarter. From a capital deployment perspective, we are prioritizing debt repayment but will evaluate share repurchases along with other attractive investment opportunities to deploy our capital. We have $52.5 million remaining on our $150 million share repurchase program.

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Cash flow used in operating activities was $18.6 million during the current quarter compared to $18.7 million in the prior year quarter. As of August 31, 2024, our net debt was $942.7 million and our net leverage, pro forma for the last twelve months adjusted EBITDA of the Product Support business was 3.31x. Excluding our accounts receivable financing program, our cash flow used in operating activities was $33.9 million in the current quarter.

Holmes concluded, “We have been expanding our adjusted operating margin each quarter over the past three years and I am proud of our team’s strong execution. As we continue to drive growth in our higher margin activities as well as fully integrate the Product Support business, we expect further margin expansion. Demand remains exceptionally strong for our services and we expect continued growth across both our commercial and government businesses.”

Conference call information

On Monday, September 23, 2024, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/4zxrgath/. Participants may join via phone by registering at https://register.vevent.com/register/BI842bfc6277834251b3d46d91d48ddae4. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call. The slides are also available on AAR’s website at https://www.aarcorp.com/f1q25investor.pdf.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at https://www.aarcorp.com/.

Contact: Investor Relations | +1-630-227-2017 | investors@aarcorp.com

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, continued demand in the commercial and government aviation markets, anticipated activities and benefits under extended, expanded and new services, supply and distribution agreements, opportunities for capital deployment and margin improvement, earnings performance, contributions from our recent acquisitions, and expectations for our new parts distribution activities.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) a reduction in outsourcing of maintenance activity by airlines; (vii) a shortage of skilled personnel or work stoppages; (viii) competition from other companies; (ix) financial, operational and legal risks arising as a result of operating internationally; (x) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xi) failure to realize the anticipated benefits of acquisitions; (xii) circumstances associated with divestitures; (xiii) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xiv) cyber or other security threats or disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) restrictions on use of intellectual property and tooling important to our business; (xvii) inability to fully execute our stock repurchase program and return capital to stockholders; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xx) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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AAR CORP. and subsidiaries

Condensed consolidated statements of operations	Three months ended
(In millions except per share data - unaudited)	August 31,
	2024	2023
Sales	$661.7	$549.7
Cost of sales	544.5	448.4
Gross profit	117.2	101.3
Provision for credit losses	0.2	0.4
Selling, general and administrative	75.9	74.7
Earnings (Loss) from joint ventures	2.3	(0.9)
Operating income	43.4	25.3
Pension settlement charge	––	(26.7)
Losses related to sale and exit of business	(0.1)	(0.7)
Interest expense, net	(18.3)	(5.4)
Other expense, net	(0.1)	––
Income (Loss) before income taxes	24.9	(7.5)
Income tax expense (benefit)	6.9	(6.9)
Net income (loss)	$18.0	$(0.6)

Earnings (Loss) per share – Basic and Diluted	$0.50	$(0.02)

Share data:
Weighted average shares outstanding – Basic	35.2	34.7
Weighted average shares outstanding – Diluted	35.6	35.1

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AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	August 31, 2024	May 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$49.3	$85.8
Restricted cash	13.8	10.3
Accounts receivable, net	310.9	287.2
Contract assets	147.9	123.2
Inventories, net	748.2	733.1
Rotable assets and equipment on or available for lease	70.4	81.5
Other current assets	86.4	68.5
Total current assets	1,426.9	1,389.6
Property, plant, and equipment, net	161.5	171.7
Goodwill and intangible assets, net	783.9	790.2
Rotable assets supporting long-term programs	170.8	166.3
Operating lease right-of-use assets, net	93.4	96.6
Other non-current assets	146.8	155.6
Total assets	$2,783.3	$2,770.0

LIABILITIES AND EQUITY
Accounts payable	$257.5	$238.0
Other current liabilities	209.4	228.9
Total current liabilities	466.9	466.9
Long-term debt	981.0	985.4
Operating lease liabilities	78.9	80.3
Other liabilities and deferred revenue	46.3	47.6
Total liabilities	1,573.1	1,580.2
Equity	1,210.2	1,189.8
Total liabilities and equity	$2,783.3	$2,770.0

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AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended August 31,
	2024	2023
Cash flows used in operating activities:
Net income (loss)	$18.0	$(0.6)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	14.2	8.4
Stock-based compensation expense	5.0	4.3
Pension settlement charge	––	26.7
Changes in certain assets and liabilities:
Accounts receivable	(23.7)	(40.5)
Contract assets	(24.5)	(12.3)
Inventories	(14.8)	(39.8)
Prepaid expenses and other current assets	(8.5)	(8.8)
Rotable assets supporting long-term programs	(6.5)	(1.0)
Accounts payable and other current liabilities	8.5	54.2
Other	13.7	(9.1)
Net cash used in operating activities – continuing operations	(18.6)	(18.5)
Net cash used in operating activities – discontinued operations	––	(0.2)
Net cash used in operating activities	(18.6)	(18.7)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(7.9)	(9.1)
Acquisition	2.9	––
Other	(0.3)	(2.5)
Net cash used in investing activities	(5.3)	(11.6)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	(5.0)	35.0
Other	(4.1)	3.7
Net cash provided by (used in) financing activities	(9.1)	38.7
Increase (Decrease) in cash, cash equivalents, and restricted cash	(33.0)	8.4
Cash, cash equivalents, and restricted cash at beginning of period	96.1	81.8
Cash, cash equivalents, and restricted cash at end of period	$63.1	$90.2

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AAR CORP. and subsidiaries

Third-party sales by operating segment (In millions - unaudited)	Three months ended August 31,
	2024	2023
Parts Supply	$249.7	$236.8
Repair & Engineering	217.6	137.5
Integrated Solutions	168.9	156.3
Expeditionary Services	25.5	19.1
	$661.7	$549.7

Operating income (loss) by operating segment (In millions - unaudited)	Three months ended August 31,
	2024	2023
Parts Supply	$30.1	$15.1
Repair & Engineering	21.1	9.1
Integrated Solutions	7.7	7.7
Expeditionary Services	(1.7)	1.3
	57.2	33.2
Corporate and other	(13.8)	(7.9)
	$43.4	$25.3

Adjusted net income, adjusted diluted earnings per share, adjusted operating margin, adjusted cash provided by (used in) operating activities, adjusted EBITDA, net debt, net debt to adjusted EBITDA (net leverage), and net debt to pro forma adjusted EBITDA (net pro forma leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Investigation costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.
•	Expenses associated with recent acquisition activity including professional fees for legal, due diligence, and other acquisition activities, bridge financing fees, intangible asset amortization, integration costs, and compensation expense related to contingent consideration and retention agreements.
•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.
•	Legal judgments related to or impacted by the Russia/Ukraine conflict.
•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the loss recognized from the U.S. government exercising their termination for convenience in the first quarter of fiscal 2025 for our Mobility business’s new-generation pallet contract.
•	Losses related to the sale and exit from joint ventures and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

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Adjusted EBITDA is net income (loss) before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, investigation and remediation compliance costs, pension settlement charges, legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, and significant customer contract terminations.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended August 31,
	2024	2023
Net income (loss)	$18.0	$(0.6)
Acquisition, integration, and amortization expenses	9.0	2.8
Investigation costs	5.0	1.1
Contract termination costs	3.2	––
Loss (Gain) related to sale of business/joint venture	(1.3)	0.7
Pension settlement charge	––	26.7
Russian bankruptcy court judgment	––	11.2
Tax effect on adjustments (a)	(3.6)	(14.6)
Adjusted net income	$30.3	$27.3

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share (unaudited)	Three months ended August 31,
	2024	2023
Diluted earnings (loss) per share	$0.50	$(0.02)
Acquisition, integration, and amortization expenses	0.25	0.08
Investigation costs	0.14	0.03
Contract termination costs	0.09	––
Loss (Gain) related to sale of business/joint venture	(0.03)	0.02
Pension settlement charge	––	0.76
Russian bankruptcy court judgment	––	0.32
Tax effect on adjustments (a)	(0.10)	(0.41)
Adjusted diluted earnings per share	$0.85	$0.78

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge which includes income taxes previously recognized in accumulated other comprehensive loss.

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Adjusted operating margin (In millions - unaudited)	Three months ended
	August 31, 2024	May 31, 2024	August 31, 2023
Sales	$661.7	$656.5	$549.7
Contract termination costs	(9.5)	2.3	––
Adjusted sales	$652.2	$658.8	$549.7

Operating income	$43.4	$32.6	$25.3
Acquisition, integration, and amortization expenses	9.0	18.6	2.8
Investigation costs	5.0	4.8	1.1
Contract termination costs	3.2	4.8	––
Gain related to sale of joint venture	(1.4)	––	––
Severance charges	––	0.5	––
Russian bankruptcy court judgment	––	––	11.2
Adjusted operating income	$59.2	$61.3	$40.4

Adjusted operating margin	9.1%	9.3%	7.3%

Adjusted cash flows used in operating activities (In millions - unaudited)	Three months ended August 31,
	2024	2023
Cash flows used in operating activities	$(18.6)	$(18.7)
Amounts outstanding on accounts receivable financing program:
Beginning of period	13.7	12.8
End of period	(29.0)	(13.7)
Adjusted cash flows used in operating activities	$(33.9)	$(19.6)

Adjusted EBITDA (In millions - unaudited)	Three months ended August 31,		Year ended May 31,
	2024	2023	2024
Net income (loss)	$18.0	$(0.6)	$46.3
Income tax expense (benefit)	6.9	(6.9)	12.0
Other expense, net	0.1	––	0.4
Interest expense, net	18.3	5.4	41.0
Depreciation and amortization	13.5	8.4	41.2
Acquisition and integration expenses	5.0	1.8	29.7
Investigation costs	5.0	1.1	10.5
Contract termination/restructuring costs and loss provisions, net	3.2	––	4.8
Loss (Gain) related to sale of business/joint venture	(1.3)	0.7	2.8
Pension settlement charge	––	26.7	26.7
Russian bankruptcy court judgment	––	11.2	11.2
Severance charges	––	––	0.5
Stock-based compensation	5.0	4.3	15.3
Adjusted EBITDA	$73.7	$52.1	$242.4

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Net debt (In millions - unaudited)	August 31, 2024	August 31, 2023
Total debt	$992.0	$307.0
Less: Cash and cash equivalents	(49.3)	(70.3)
Net debt	$942.7	$236.7

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2024	$242.4
Less: Adjusted EBITDA for the three months ended August 31, 2023	(52.1)
Plus: Adjusted EBITDA for the three months ended August 31, 2024	73.7
Adjusted EBITDA for the twelve months ended August 31, 2024	$264.0
Net debt at August 31, 2024	$942.7
Net debt to Adjusted EBITDA	3.57

Net debt to pro forma adjusted EBITDA (In millions - unaudited)
AAR CORP. adjusted EBITDA for the twelve months ended August 31, 2024	$264.0
Plus: Product Support adjusted EBITDA for the six months ended February 29, 2024	20.4
Pro forma adjusted EBITDA for the twelve months ended August 31, 2024	$284.4
AAR CORP. net debt at August 31, 2024	$942.7
Net debt to pro forma adjusted EBITDA	3.31

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